                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                           Jupiter Media Metrix, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

[JupiterMediaMetrixLogo]

                                                                  April 12, 2001

To the Stockholders of
Jupiter Media Metrix, Inc.:

     You are cordially invited to attend the Annual Meeting of Stockholders of Jupiter Media Metrix, Inc., to be held at the offices of Brobeck, Phleger & Harrison LLP, 1633 Broadway, 46th Floor, New York, New York 10019 on Wednesday, May 16, 2001 at 10:00 a.m.

     At the Annual Meeting you will be asked to elect four directors to our Board of Directors. In addition, we will be pleased to report on the affairs of Jupiter Media Metrix and a discussion period will be provided for questions and comments of general interest to the stockholders. Further details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement, which you are urged to read carefully.

     If you do not plan to attend the Annual Meeting, please sign, date and return the enclosed proxy promptly in the accompanying reply envelope. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

     We look forward to seeing you at the Annual Meeting.

                                          /s/ Tod Johnson
                                          Tod Johnson
                                          Chief Executive Officer and
                                          Chairman of the Board

                             YOUR VOTE IS IMPORTANT

     IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE (TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES).

                           JUPITER MEDIA METRIX, INC.
                                 21 ASTOR PLACE
                            NEW YORK, NEW YORK 10003

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 16, 2001

To the Stockholders of
Jupiter Media Metrix, Inc.:

     The Annual Meeting of Stockholders of Jupiter Media Metrix, Inc. (the "Company") will be held at the offices of Brobeck, Phleger & Harrison LLP, 1633 Broadway, 46th Floor, New York, New York 10019 on Wednesday, May 16, 2001 at 10:00 a.m. (the "Annual Meeting") to consider and vote upon the following matters, which are more fully described in the accompanying Proxy Statement:

          1. To elect four Class I directors whose terms expire in 2004. The Board has nominated each of William Helman, Robert Kavner, Stig Kry and Andrew Parsons for re-election at the Annual Meeting.

          2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2001.

          3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     All stockholders of record at the close of business on March 26, 2001 will be entitled to vote at the Annual Meeting and at any adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the offices of the Company.

                                          By Order of the Board of Directors

                                          /s/ Alan Shapiro

                                          Alan Shapiro
                                          Secretary

April 12, 2001

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                           JUPITER MEDIA METRIX, INC.
                                 21 ASTOR PLACE
                            NEW YORK, NEW YORK 10003
                            ------------------------

                                PROXY STATEMENT

                            ------------------------

GENERAL

     This Proxy Statement is furnished to the holders of common stock, par value $0.01 per share, of Jupiter Media Metrix, Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors (the "Board") of the Company, for use at the annual meeting of stockholders to be held on May 16, 2001, and at any adjournment or postponement of the annual meeting (the "Annual Meeting"). The Annual Meeting will be held at the offices of Brobeck, Phleger & Harrison LLP, 1633 Broadway, 46th Floor, New York, New York on Wednesday, May 16, 2001 at 10:00 a.m. All stockholders of record on March 26, 2001 will be entitled to notice of and to vote at the Annual Meeting. The Company intends to mail this Proxy Statement and the accompanying proxy (the "Proxy") to stockholders on or about April 13, 2001.

     The mailing address of the principal executive office of the Company is 21 Astor Place, New York, New York 10003.

PURPOSE OF MEETING

     The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders (collectively, the "Proposals"). Each Proposal is described in more detail in this Proxy Statement.

VOTING

     On March 26, 2001, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 35,448,973 shares of common stock outstanding held by 640 stockholders of record. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and for a period of ten days prior to the Annual Meeting during regular business hours at the principal executive office of the Company at the address specified above. You are entitled to one vote for each share of common stock you hold.

     The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or by proxy, shall constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting and abstentions will have the effect of negative votes.

PROXIES

     Shares cannot be voted at the meeting unless the owner is present in person or by proxy. All properly executed and unrevoked proxies in the accompanying form that are received in time for the meeting will be voted at the meeting or any adjournment thereof in accordance with instructions thereon, or if no instructions are given, will be voted "FOR" the election of the named nominees as directors of the Company and "FOR" the approval of the selection of Ernst & Young LLP, independent auditors, as auditors of the Company for the fiscal year ending December 31, 2001 and will be voted in accordance with the best judgment of the persons appointed as proxies with respect to other matters which properly come before the Annual Meeting.

     Any person giving a proxy has the power to revoke it at any time before its exercise. It may be revoked by:

     - notifying the Secretary of the Company in writing before the Annual Meeting;

     - delivering to the Secretary of the Company before the Annual Meeting a signed proxy with a later date; or

     - attending the Annual Meeting and voting in person.

SOLICITATION

     The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional soliciting materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to such beneficial owners. In addition, the Company may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Stockholder proposals that are intended to be presented at the Company's annual meeting of stockholders to be held in 2002 must be received by the Company no later than December 20, 2001 in order to be included in the proxy statement and related proxy materials related to that meeting. In addition, the proxies solicited by the Board for the annual meeting of stockholders to be held in 2002 will confer discretionary authority to vote on any stockholder proposal presented at that meeting unless the Company receives on or before March 5, 2002 notice of such proposal and the intent of the stockholder presenting such proposal to be present at the annual meeting of stockholders to be held in 2002.

                 MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

                      PROPOSAL ONE: ELECTION OF DIRECTORS

GENERAL

     The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides for a classified Board of Directors consisting of three classes of directors with staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. The Board currently consists of ten persons. Four directors are to be elected at the Annual Meeting for a term expiring at the 2004 annual meeting of stockholders or until such directors' respective successors have been duly elected and qualified.

     The Board has nominated each of William Helman, Robert Kavner, Stig Kry and Andrew Parsons to stand for re-election to the class of directors whose term expires at the 2004 annual meeting of stockholders or until their respective successors are duly elected and qualified. Each nominee has agreed to serve a three-year term if elected, and management has no reason to believe that any will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them "FOR" the nominees named below.

INFORMATION REGARDING NOMINEES FOR ELECTION TO TERMS EXPIRING IN 2004

     The following information with respect to the principal occupation or employment, other affiliations and business experience during the last five years of the nominees has been furnished to the Company by the nominees:

William Helman                 42           Mr. Helman has served as a director of the Company since
                                            April 1997. He has been a general partner of Greylock IX
                                            Limited Partnership, a venture capital fund and one of our early investors, since 1997 and associated with Greylock
                                            since 1984. He is also a director of various private
                                            companies. Mr. Helman received an A.B. from Dartmouth
                                            College and an M.B.A. from Harvard Business School.
Robert Kavner                  57           Mr. Kavner has served as a director of the Company since
                                            September 20, 2000, the date of the Company's merger (the
                                            "Merger") with Jupiter Communications, Inc. ("Jupiter"),
                                            and as a director of Jupiter from July 1999 until the
                                            Merger. Since December 1998, Mr. Kavner has served as Vice
                                            Chairman and a General Partner of idealab!, an incubator
                                            for starting and growing Internet businesses. From
                                            September 1996 to December 1998, he was President and
                                            Chief Executive Officer of On Command Corporation, a
                                            supplier of entertainment and information services to the
                                            lodging industry. From June 1994 to September 1996, he was an independent venture capitalist. From May 1984 to June
                                            1994, he held a number of senior level positions at AT&T
                                            Corporation, including CEO of the Multimedia Products and
                                            Services Group and President of the Data Systems Division.
                                            Prior to his work at AT&T, Mr. Kavner was a Partner at
                                            Coopers & Lybrand, L.L.P. and was Co-Chairman of the
                                            firm's information industry practice. Mr. Kavner serves on the Board of Directors of FleetBoston Financial
                                            Corporation and GoTo.Com, Inc. He received a B.S. from
                                            Adelphi University and attended the Advanced Management
                                            Program at Dartmouth University. Mr. Kavner is the
                                            father-in-law of Gene DeRose.
Stig Kry                       72           Mr. Kry has served as a director of the Company since
                                            April 1997. Mr. Kry has been employed by Kurt Salmon
                                            Associates, Inc., a management consulting firm, since
                                            1958, holding various positions, including Chief Executive
                                            Officer from 1975 to 1987 and his current position as
                                            Chairman Emeritus since 1993. He is a director of Osh Kosh
                                            B'Gosh, Inc., as well as several private companies. Mr.
                                            Kry is a member of The NPD Group, Inc.'s Board of
                                            Advisors. Mr. Kry received a degree in textile engineering from NKI, Skolan, Stockholm, Sweden.

Andrew Parsons                 57           Mr. Parsons has served as a director of the Company since
                                            March 2001. Mr. Parsons was employed by McKinsey &
                                            Company, a management consulting firm, from 1976 until
                                            December 31, 2000 and was elected a Director (Senior
                                            Partner) in 1988. Most recently, Mr. Parsons led
                                            McKinsey's worldwide Marketing practice and its E-
                                            Marketing initiative. Prior to joining McKinsey, Mr.
                                            Parsons served as Vice President of Marketing for the
                                            Prestige Division of American Home Products. Mr. Parsons
                                            is a nominee to serve as a director of A.T. Cross Company.
                                            Mr. Parsons is the former Chairman of the Greater New York
                                            Advisory Board for the Salvation Army, a member of the
                                            Board of the United Way of New York, a Trustee of Sarah
                                            Lawrence College and a Trustee of the Marketing Science
                                            Institute. Mr. Parsons received an M.A from Oxford
                                            University and an M.B.A. from Harvard Business School.

VOTE REQUIRED

     The affirmative vote of a plurality of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting, a quorum being present, is required for the election of directors. Unless otherwise instructed, the proxyholders will vote each returned Proxy "FOR" each of the nominees.

RECOMMENDATION OF THE BOARD

     The Board unanimously recommends a vote "FOR" the election of each of William Helman, Robert Kavner, Stig Kry and Andrew Parsons as a director to serve until the 2004 annual meeting of stockholders.

INFORMATION REGARDING CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2002

Jeffrey Ballowe                45           Mr. Ballowe has served as a director of the Company since
                                            September 20, 2000, the date of the Merger, and as a
                                            director of Jupiter from September 1999 until the Merger.
                                            From 1986 to 1998, Mr. Ballowe held various management
                                            positions at Ziff-Davis, Inc., an international media
                                            company, leading the launches of five magazines, ZDNet on
                                            the Web, TechTV and the initial ZD/Softbank investments in
                                            Yahoo! Inc., USWeb, Gamespot and Herring Communications.
                                            He serves as a director of NBC Internet, Onvia.com and
                                            VerticalNet, and also serves on the Advisory Board for the
                                            Internet Capital Group, ShopEaze.com and Itsquare.com. Mr.
                                            Ballowe is the President of the not-for-profit Electronic
                                            Literature Organization. Mr. Ballowe received a B.A. from
                                            Lawrence University, an M.A. from the University of
                                            Wisconsin-Madison and an M.B.A. from the University of
                                            Chicago.

Gene DeRose                    38           Mr. DeRose served as Vice Chairman of the Board, President and Chief Operating Officer of the Company from September
                                            20, 2000, the date of the Merger, to March 15, 2001 and
                                            has served as Vice Chairman and President from March 15,
                                            2001. Prior to the Merger, Mr. DeRose served as Chairman
                                            of the Board of Jupiter from July 1999 until the Merger,
                                            Chief Executive Officer of Jupiter from November 1996
                                            until the Merger and as President of Jupiter from its
                                            inception to November 1996. Throughout 1994, prior to the
                                            formation of Jupiter, Mr. DeRose was the President of the
                                            sole proprietorship which pre-dated the formation of
                                            Jupiter. Mr. DeRose is a board member of MOUSE, a
                                            nonprofit organization that provides volunteer technical
                                            manpower to New York City's public schools, and also
                                            serves on the Advisory Board of the Markle Foundation's
                                            E-mail For All campaign, an initiative that encourages the use of new communications technologies for socially
                                            beneficial purposes. Mr. DeRose received a B.A. from the
                                            University of Virginia. Mr. DeRose is the son-in-law of
                                            Robert Kavner.
James Mortensen                76           Mr. Mortensen has been a director of the Company since
                                            April 1997. Mr. Mortensen has been a private consultant
                                            since 1982. From 1957 to 1982, he held various positions
                                            at Young & Rubicam Inc., including Chief Financial
                                            Officer, Vice Chairman and Chair of the Executive
                                            Committee. Mr. Mortensen is a member of The NPD Group,
                                            Inc.'s Board of Advisors. Mr. Mortensen attended
                                            University of Denver.

INFORMATION REGARDING CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2003

Kurt Abrahamson                39           Mr. Abrahamson has served as a director and Group
                                            President of the Company since September 20, 2000, the
                                            date of the Merger. Prior to the Merger, Mr. Abrahamson
                                            served as President and Chief Operating Officer of Jupiter from November 1996 and as a director of Jupiter from July
                                            1999 until the Merger. From 1994 to November 1996, Mr.
                                            Abrahamson served as Managing Director of Jupiter. Between
                                            October 1989 and his joining Jupiter in 1994, Mr.
                                            Abrahamson served as Principal Analyst for the Harvey M.
                                            Rose Corporation, a management consulting firm. Mr.
                                            Abrahamson received a B.A. from Cornell University and an
                                            M.A. from the John F. Kennedy School of Government at
                                            Harvard University.
Tod Johnson                    56           Mr. Johnson has been our Chairman of the Board and Chief
                                            Executive Officer since April 1997 and has been involved
                                            in managing our measurement business since our inception
                                            as a division of The NPD Group, Inc. He is the principal
                                            shareholder of NPD and has served as the Chairman and
                                            Chief Executive Officer of NPD since 1971. He has also
                                            served as Chairman of the Advertising Research Foundation
                                            and was the Founding Co-Chairman of the Council for
                                            Marketing and Opinion Research. Mr. Johnson received a
                                            B.S. and an M.S. from Carnegie Mellon University.

Randy Pausch                   40           Mr. Pausch has served as a director of the Company since
                                            May 2000. He has been a Professor of Computer Science,
                                            Human-Computer Interaction, and Design at Carnegie Mellon
                                            University since 1997, and the co-director of Carnegie
                                            Mellon University's Entertainment Technology Center since
                                            1998. From 1995 to 1997, Mr. Pausch was on sabbatical with the Walt Disney Imagineering Virtual Reality Studio, where he consulted on interactive theme park attractions. Mr.
                                            Pausch has also been a consultant to Xerox Palo Alto
                                            Research Center since 1989. Mr. Pausch received a B.S. in
                                            Computer Science from Brown University and a Ph.D. in
                                            Computer Science from Carnegie Mellon University.

BOARD MEETINGS AND COMMITTEES

     The Company's Board met eight times and acted by written consent twice during the year ended December 31, 2000. All directors attended or participated in 75% or more of the meetings of the Board held in that portion of 2000 during which the director was serving as a member of the Board.

     The Board has a Compensation Committee and an Audit Committee.

     The Compensation Committee is composed of Mr. Ballowe, Mr. Mortensen and Mr. Pausch. The Compensation Committee, at the direction of the Board, may recommend, review and oversee the salaries, benefits and stock option plans for our employees, consultants, directors and other individuals whom we compensate. The Compensation Committee, at the direction of the Board, may also administer our compensation plans. The Compensation Committee met twice and acted by written consent once during the year ended December 31, 2000.

     The Audit Committee currently is composed of Mr. Helman, Mr. Kry and Mr. Mortensen. The Audit Committee reviews, acts on and reports to the Board on various auditing and accounting matters, including the recommendation of our auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and the accounting practices of the Company. The Audit Committee met four times during the fiscal year ended December 31, 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of our Compensation Committee is or has been an officer or employee of the Company. No interlocking relationships exist between the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No executive officer or director of the Company serves on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board or Compensation Committee.

COMPLIANCE WITH REPORTING REQUIREMENTS

     Under the securities laws of the United States, the Company's directors, executive officers, and any persons holding more than ten percent of the Company's common stock are required to report their ownership of the Company's common stock and any changes in that ownership to the Securities and Exchange Commission and the NASDAQ National Market Surveillance Department. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates. The Company believes that all directors, executive officers and beneficial owners of more than ten percent of its common stock were in compliance with all such filing requirements subsequent to the time at which the Company became publicly traded.

DIRECTOR COMPENSATION

     The Company reimburses its directors for customary and reasonable expenses incurred in connection with their attendance at meetings of the Board. In addition, the Company's Amended and Restated 2000 Equity Incentive Plan (the "2000 Plan") provides that each individual who joins the Board as a non-employee board member automatically receives a grant of an option to purchase 15,000 shares of common stock at the time of his or her commencement of Board services. The 2000 Plan also provides that, on the date of each annual meeting of stockholders at which a non-employee director is re-elected, each such non-employee Board member who is to continue to serve as a non-employee Board member will automatically be granted an option to purchase 15,000 shares of common stock, provided that such non-employee Board member has not received the initial grant of options discussed above within 180 days of the annual meeting of stockholders at which such non-employee board member is re-elected. These options vest immediately with respect to 25% of the shares covered thereby and 2.083% on the last day of each month thereafter for 36 months during continued service on the Board.

               PROPOSAL TWO: RATIFICATION OF INDEPENDENT AUDITORS

     The Company is asking the stockholders to ratify the selection of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2001. Fees for the last fiscal year included annual audit fees of $217,000 and fees for audit related services of $126,000. Audit related services include fees for business acquisitions, accounting consultations and SEC registration statements.

VOTE REQUIRED

     The affirmative vote of a majority of the stockholders represented and voting at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. In the event the stockholders fail to ratify the appointment, the Board will reconsider its selection. Even if the selection is ratified, the Board, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board believes that such a change would be in the Company's and its stockholders' best interests.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD

     The Board unanimously recommends a vote "FOR" the ratification and approval of the selection of Ernst & Young LLP to serve as the Company's independent auditors for the year ending December 31, 2001.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Except as otherwise indicated, the following table sets forth information with respect to beneficial ownership of the Company's common stock as of March 15, 2001 by:

     - each person known by the Company to beneficially own more than 5% of its common stock;

     - the Company's named executive officers;

     - each of the Company's directors; and

     - all of the Company's executive officers and directors as a group.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Unless otherwise indicated, the address for those listed below is c/o Jupiter Media Metrix, Inc., 21 Astor Place, 6th Floor, New York, New York 10003. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by such persons that are exercisable within 60 days of March 15, 2001, but excludes shares of common stock underlying options held by any other person. Percentage of beneficial ownership is based on 35,434,655 shares of common stock outstanding as of March 15, 2001.

                                                              SHARES BENEFICIALLY
                                                                     OWNED
                                                              --------------------
NAME OF BENEFICIAL OWNER                                       NUMBER      PERCENT
------------------------                                      ---------    -------
The NPD Group, Inc.(1)......................................  4,458,673     12.6%
Tod Johnson(2)..............................................  4,458,673     12.6%
FMR Corp.(3)................................................  3,479,204      9.8%
GeoCapital, LLC(4)..........................................  2,504,095      7.1%
Gene DeRose(5)..............................................  1,721,120      4.9%
Kurt Abrahamson(6)..........................................    933,410      2.6%
Robert Kavner(7)............................................    208,120        *
Mary Ann Packo(8)...........................................    113,232        *
Jeffrey Ballowe(9)..........................................     85,140        *
Jean Robinson(10)...........................................     54,857        *
William Helman(11)..........................................     50,378        *
James Mortensen(12).........................................     35,189        *
Stig Kry(13)................................................     25,189        *
Randy Pausch(14)............................................      7,187        *
Andrew Parsons(15)..........................................      6,062        *
All directors and executive officers as a group(16
  persons)(16)..............................................  8,045,813     22.4%

---------------
  *  Indicates less than one percent of the common stock.

 (1) Consists of 4,458,673 shares of the Company's common stock owned by The NPD Group, Inc. ("NPD"). Of the 4,458,673 shares of the Company's common stock owned by NPD, 319,952 shares of the Company's common stock are required to be sold to certain present or former employees or advisors of NPD upon the exercise of options granted on such shares pursuant to an NPD benefit plan. The address of NPD is 900 West Shore Road, Port Washington, NY 11050.

 (2) All of the shares of the Company's common stock beneficially owned by Mr. Johnson are held by NPD, of which Mr. Johnson is the principal shareholder and Chief Executive Officer. See footnote 1 above.

 (3) Information as to the holdings of FMR Corp. ("FMR"), Edward Johnson 3d and Abigail Johnson, on behalf of Fidelity Management and Research Company ("Fidelity"), Fidelity Management Trust

     Company ("Trust") and Strategic Advisors, Inc. ("SA") is based upon a report on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2001. Such report indicates that FMR and Edward Johnson 3d, on behalf of Fidelity and Trust own 3,479,204 shares with sole dispositive power and the right to direct the vote of 405,200 shares held by Trust. Neither FMR nor Edward Johnson 3d has the right to direct the vote of 3,074,004 shares beneficially owned by Fidelity. SA, a wholly-owned subsidiary of FMR, does not have the right to direct the vote of shares of securities held on behalf of certain clients, but does have sole dispositive power over such securities. FMR's beneficial ownership may be deemed to include shares beneficially owned through SA. The report indicates that FMR is a parent holding company as defined in the Securities Exchange Act of 1934, and Fidelity is an investment adviser registered under the Investment Advisers Act of 1940. Trust is a bank as defined under the Securities Exchange Act of 1934, and SA is an investment adviser registered under the Investment Advisers Act of 1940. The report further indicates that the Johnson family may be deemed to form a controlling group with respect to FMR under the Investment Company Act of 1940. The address for FMR, the Johnson family, Fidelity, Trust and SA is 82 Devonshire Street, Boston, MA 02109.

 (4) Information as to the holdings of GeoCapital, LLC is based upon a report on
     Schedule 13G filed with the Securities and Exchange Commission on March 29, 2001. Such report indicates that GeoCapital, LLC owns 2,504,095 shares with sole dispositive power. Such report further indicates that GeoCapital, LLC does not have sole or shared power to vote or to direct the vote of such shares. The report indicates that GeoCapital, LLC is an investment adviser registered under the Investment Advisers Act of 1940. The address for GeoCapital, LLC is 825 Third Avenue, New York, New York 10022

 (5) Includes 23,650 shares issuable upon the exercise of options.

 (6) Includes 23,650 shares issuable upon the exercise of options.

 (7) Includes 18,920 shares issuable upon the exercise of options.

 (8) Includes 110,108 shares issuable upon the exercise of options.

 (9) All shares are issuable upon the exercise of options.

(10) Includes 52,622 shares issuable upon the exercise of options.

(11) Includes 872 shares held indirectly by trusts for the benefit of Mr. Helman's children and 9,583 shares issuable upon the exercise of options.

(12) Includes 10,000 shares held indirectly in Mr. Mortensen's individual retirement account and 16,380 shares issuable upon the exercise of options.

(13) Includes 22,189 shares issuable upon the exercise of options.

(14) All shares are issuable upon the exercise of options.

(15) Includes 4,062 shares issuable upon the exercise of options.

(16) Includes 476,808 shares issuable upon the exercise of options.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following table sets forth, as of March 15, 2001, the name, age and position of each of the executive officers of the Company:

NAME:                               AGE                            POSITION
-----                               ---                            --------
Tod Johnson.......................  56    Chairman of the Board and Chief Executive Officer*
Gene DeRose.......................  38    Vice Chairman of the Board and President*
Kurt Abrahamson...................  39    Group President, US Business and Sales*
Mary Ann Packo....................  46    Group President, International Business and Worldwide
                                          Marketing
Jean Robinson.....................  44    Chief Financial Officer and Chief Administrative Officer
Doug McFarland....................  51    President, Media Metrix
Peter Storck......................  41    President, Jupiter Research
David Evans.......................  40    President, Events
Will Hodgman......................  41    President, AdRelevance

---------------
* See biography above

INFORMATION CONCERNING EXECUTIVE OFFICERS AND KEY EMPLOYEES WHO ARE NOT
DIRECTORS

     Mary Ann Packo has served as a Group President since September 20, 2000, the date of the Merger. Prior to the Merger, Ms. Packo served as the Company's President and Chief Operating Officer from March 1997. She has been involved in managing our business since July 1996. She served as Executive Director of IPSOS-NFO Europe, from July 1995 to July 1996 and as Vice President of New Ventures with NFO Worldwide from July 1994 to July 1995. Prior to July 1994, Ms. Packo was the President of the Custom Services Division of NPD Canada. Ms. Packo co-founded and was President of National Yellow Pages Monitor and has served on the Board of Directors of the Internet Advertising Bureau. Ms. Packo received a B.S. from Miami University, Oxford, Ohio.

     Jean Robinson has served as Chief Financial Officer of the Company since the date of Merger and Chief Administrative Officer since March 15, 2001. Ms. Robinson served as Chief Financial Officer of Jupiter from March 1999 until the Merger. From January 1983 to January 1999, Ms. Robinson held various corporate finance positions at J.P. Morgan & Co. Incorporated, including Vice President, Equity Capital Markets from June 1993 to January 1999. Ms. Robinson received a B.A. from Smith College and an M.B.A. from Columbia University.

     Douglas McFarland has served as President, Media Metrix since the date of the Merger. Prior to the Merger, Mr. McFarland served as the Company's Senior Vice President, Sales, from February 1997. From July 1994 until joining the Company, Mr. McFarland was an Executive Vice President with FreeMark Communications. From February 1992 until July 1994, Mr. McFarland was Senior Vice President of Next Century Media. Prior to that time, he held various positions at Arbitron, including Vice President-Sales and Marketing. Mr. McFarland received a B.A. from Emory and Henry College and an M.A. from Virginia Tech.

     Peter Storck has served as President, Jupiter Research since the date of the Merger. Prior to the Merger, Mr. Storck served as Senior Vice President, Research of Jupiter from November 1998. From June 1998 to November 1998, Mr. Storck served as Vice President, Research of Jupiter. From July 1996 to June 1998, he served as Jupiter's Director, Online Advertising Strategies. From July 1995 to July 1996, Mr. Storck served as a consultant to Jupiter. From January 1989 to July 1995, Mr. Storck was simultaneously a novelist, a writing instructor at Columbia University and a compensation specialist at Guy Carpenter & Co., Inc., a reinsurance intermediary. Prior to that, he served as a political advisor to various campaigns and officials. Mr. Storck received a B.S. from Cornell University and an M.F.A. from Columbia University.

     David Evans has served as President, Events since January 2001. Prior to joining the Company, Mr. Evans served as Vice President, Conferences and Events at Standard Media International/Industry Standard during 1999 and 2000. From 1997 to 1999, Mr. Evans served first as Director, Editorial and then as Managing Director, Executive Programs, Business Week Magazine. From 1994 to 1997, Mr. Evans was Editor-in-Chief of Marketing Computers from Adweek Publications. Mr. Evans was a Knight-Bagehot Fellow in Business & Economics at Columbia University in 1991 and 1992 and received a B.A. from Trinity College, University of Toronto.

     Will Hodgman has been President of AdRelevance, a wholly owned subsidiary of the Company, since its inception in 1998. Prior to that time, Mr. Hodgman had been General Manager of USWEB/CKS's northwest operation from 1997 to 1998. Prior to that, Mr. Hodgman had been a Senior Vice President of McCann-Erickson from 1994 to 1998. Mr. Hodgman received a B.A. from Williams College.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the aggregate compensation paid by the Company to the Chief Executive Officer and to the four most highly compensated executive officers (the "Named Executive Officers") for services rendered in all capacities to the Company for the years ended December 31, 2000, 1999 and 1998:

                                                                                   LONG-TERM
                                                 ANNUAL                       COMPENSATION AWARDS
                                            COMPENSATION(1)                    SHARES UNDERLYING
                                          --------------------     OTHER      -------------------
NAME AND PRINCIPAL POSITION       YEAR     SALARY      BONUS       ANNUAL         OPTIONS(#)
---------------------------       ----    --------    --------    --------    -------------------
Tod Johnson(2)..................  2000          --          --    $180,000              --
  Chief Executive Officer and     1999          --          --     180,000              --
  Chairman of the Board           1998          --          --      62,000              --
Gene DeRose(3)..................  2000    $199,000    $ 64,970          --          42,570
  President and Vice Chairman     1999     182,500     100,000          --          47,300
  of the Board                    1998     165,000      50,000          --              --
Mary Ann Packo..................  2000    $193,000    $ 64,075          --          30,000
  Group President, International  1999     175,000      67,000          --          50,972
  Business & Worldwide Marketing  1998     157,500      59,000          --          43,716
Kurt Abrahamson(4)..............  2000    $180,300    $ 59,950          --          42,570
  Group President, US Business    1999     172,500     100,000          --          47,300
  and Sales                       1998     155,000      50,000          --              --
Jean Robinson(5)................  2000    $188,100    $ 63,250          --          47,300
  Chief Financial Officer and     1999     170,000      67,300          --          80,410
  Chief Administrative Officer    1998          --          --          --              --

---------------
(1) The aggregate amount of perquisites and other personal benefits provided to each executive officer listed above is less than the lesser of $50,000 and 10% of such officer's total annual salary and bonus.

(2) Compensation for Mr. Johnson's services as Chief Executive Officer in 2000 was paid under our amended and restated management services agreement with NPD (see Certain Relationships and Related Transactions). NPD was reimbursed $180,000 in 1999 and $62,000 in 1998 for Mr. Johnson's services.

(3) Salary for 2000 includes $129,300 paid by Jupiter in 2000 prior to the Merger. Compensation for 1999 and 1998 solely reflects amounts paid by Jupiter. Option figures reflect the exchange of options to purchase shares of Jupiter common stock for shares of the Company's common stock.

(4) Salary for 2000 includes $122,200 paid by Jupiter in 2000 prior to the Merger. Compensation for 1999 and 1998 solely reflects amounts paid by Jupiter. Option figures reflect the exchange of options to purchase shares of Jupiter common stock for shares of the Company's common stock.

(5) Salary for 2000 includes $131,250 paid by Jupiter in 2000 prior to the Merger. Compensation for 1999 solely reflects amounts paid by Jupiter. Ms. Robinson joined Jupiter as Chief Financial Officer in

    March 1999. Option figures reflect the exchange of options to purchase shares of Jupiter common stock for shares of the Company's common stock.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning stock option grants made to each of the Named Executive Officers during the year ended December 31, 2000. The Company did not grant any stock appreciation rights during the year ended December 31, 2000.

                                         INDIVIDUAL GRANTS(1)                       POTENTIAL REALIZABLE
                         -----------------------------------------------------        VALUE AT ASSUMED
                           NUMBER       % OF TOTAL                                    ANNUAL RATES OF
                         OF SHARES       OPTIONS                                  STOCK PRICE APPRECIATION
                         UNDERLYING     GRANTED TO     EXERCISE                      FOR OPTION TERM(3)
                          OPTIONS      EMPLOYEES IN    PRICE PER    EXPIRATION    ------------------------
NAME                      GRANTED      FISCAL YEAR     SHARE(2)        DATE          5%            10%
----                     ----------    ------------    ---------    ----------    ---------    -----------
Tod Johnson............        --           --              --            --            --             --
Mary Ann Packo.........    30,000          1.8%         $23.16        7/5/10      $436,956     $1,107,332
Gene DeRose............    42,570           --(4)        17.71       9/20/10       474,133      1,201,546
Kurt Abrahamson........    42,570           --(4)        17.71       9/20/10       474,133      1,201,546
Jean Robinson..........    47,300           --(4)        17.71       9/20/10       526,814      1,335,051

---------------
(1) Each option represents the right to purchase one share of common stock and generally vests at a rate of 25% after one year from the date of grant and 2.083% each month thereafter.

(2) Options were granted at an exercise price equal to the fair market value of our common stock, as determined by our board of directors on the date of grant. In each of the grants above, the fair market value was determined based on the last reported sales price of the Company's common stock on the NASDAQ National Market on the date of grant.

(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock prices. These amounts represent certain assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercise depend on the future performance of the common stock. The amounts reflected in the table may not necessarily be achieved.

(4) These options were granted by Jupiter prior to the effective time of the Merger.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table provides information concerning the value of unexercised options held by each of the Named Executive Officers as of December 31, 2000.

                                             NUMBER OF SHARES UNDERLYING         VALUE OF UNEXERCISED
                                                UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
                                                  DECEMBER 31, 2000              DECEMBER 31, 2000(1)
                                             ----------------------------    ----------------------------
NAME                                         EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                         -----------    -------------    -----------    -------------
Tod Johnson................................         --             --               --              --
Mary Ann Packo.............................    110,108         97,204         $799,247        $262,234
Gene DeRose................................     17,738         72,132           54,456          90,755
Kurt Abrahamson............................     17,738         72,132           54,456          90,755
Jean Robinson..............................     35,180         92,530          216,051         277,771

---------------
(1) Value is defined as the fair market price of the Company's common stock at December 31, 2000, less the exercise price. On December 29, 2000, the last trading day of the year, the last reported sales price of a share of the Company's common stock on the NASDAQ National Market was $9.3125.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

     Effective upon the closing of the Merger on September 20, 2000, the Company entered into an employment agreement with Gene DeRose, the Company's Vice Chairman of the Board and President. The employment agreement has an initial term of three years, subject to automatic one-year renewal terms, unless terminated at least 90 days prior to the end of the then-current term. The employment agreement provides that Mr. DeRose will receive an initial annual base salary of $240,000, subject to appropriate increases at the discretion of the Compensation Committee of the Board. During the term, Mr. DeRose is entitled to receive a guaranteed bonus equal to 25% of his base salary then in effect and a discretionary bonus amount of up to 15% of his base salary then in effect, based on the achievement of certain performance objectives. In addition, Mr. DeRose was granted options to purchase 42,570 shares of common stock at an exercise price of $17.71, the closing price of the common stock on the date of grant. These options vest with respect to 25% of the shares covered thereby on September 20, 2001 and in 36 equal monthly installments thereafter, in each case, as long as he remains employed with the Company.

     Effective upon the closing of the Merger on September 20, 2000, the Company entered into an employment agreement with Kurt Abrahamson, the Company's Group President, US Business and Sales. The employment agreement has an initial term of three years, subject to automatic one-year renewal terms, unless terminated at least 90 days prior to the end of the then-current term. The employment agreement provides that Mr. Abrahamson will receive an initial annual base salary of $200,000, subject to appropriate increases at the discretion of the Compensation Committee of the Board. During the term, Mr. Abrahamson is entitled to receive a guaranteed bonus equal to 25% of his base salary then in effect and a discretionary bonus amount of up to 15% of his base salary then in effect, based on the achievement of certain performance objectives. In addition, Mr. Abrahamson was granted options to purchase 42,570 shares of common stock at an exercise price of $17.71, the closing price of the common stock on the date of grant. These options vest with respect to 25% of the shares covered thereby on September 20, 2001 and in 36 equal monthly installments thereafter, in each case, as long as he remains employed with the Company.

     Effective upon the closing of the Merger on September 20, 2000, the Company entered into an employment agreement with Jean Robinson, the Company's Chief Financial Officer and Chief Administrative Officer. The employment agreement has an initial term of three years, subject to automatic one-year renewal terms, unless terminated at least 90 days prior to the end of the then-current term. The employment agreement provides that Ms. Robinson will receive an initial annual base salary of $195,000, subject to appropriate increases in the discretion of the Compensation Committee of the Board. During the term, Ms. Robinson is entitled to receive a discretionary bonus amount of up to 40% of her base salary then in effect, based on the achievement of certain performance objectives. In addition, Ms. Robinson was granted options to purchase 23,650 shares of common stock at an exercise price of $17.71, the closing price of the common stock on the date of grant. These options vest with respect to 25% of the shares covered thereby on September 20, 2001 and in 36 equal monthly installments thereafter, in each case, as long as she remains employed with the Company.

     The employment agreements provide that if the executive dies, becomes disabled or is terminated by the Company for "due cause," the Company will pay to such executive or the executive's legal representative the base salary and, except in the case of termination for due cause, to the extent approved by the Compensation Committee of the Board, bonus amounts, in all cases, accrued and unpaid to the date of such death, disability or termination. If the Company terminates the executive's employment without due cause, it will be required to
(i) pay salary and bonuses for eighteen months or until the expiration date of the employment agreement, whichever is longer, and (ii) accelerate the vesting of all unvested options and permit the executive to exercise such accelerated options up to the anniversary of the termination date.

     On October 8, 1999, in connection with the acquisition of AdRelevance, Inc., the Company entered into an amended and restated employment agreement with Will Hodgman, the President of AdRelevance. The agreement provides that Mr. Hodgman will continue to be employed as the President of AdRelevance until October 23, 2001, and will receive an annual base salary of $155,000. He is also entitled to receive an annual bonus of up to 30% of his base salary upon the achievement of certain individual and performance objectives.

     All of the options awarded by the Company to the Named Executive Officers during the year ended December 31, 2000 provide that, in the event that the Company is acquired by merger, asset sale or sale of more than 50% of the Company's voting securities by the stockholders, each outstanding option which is not to be assumed by the successor corporation will immediately become exercisable for all the option shares, and all outstanding unvested shares will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation.

                        REPORT ON EXECUTIVE COMPENSATION

     During 2000, the Board of Directors determined the Company's compensation policies and all terms of compensation to be provided to the Company's executive officers and directors. The Board is also responsible for the administration of the Media Metrix Stock Option Plan, the 1998 Equity Incentive Plan, the 2000 Equity Incentive Plan and the 2000 Employee Stock Purchase Plan. In certain cases, the Board has delegated authority to the Company's Compensation Committee to advise our Chief Executive Officer and the Board on specific compensation matters. Mr. Johnson, Mr. DeRose and Mr. Abrahamson were each excluded from all discussions relating to their own compensation.

     This report on executive compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

     General Compensation Policy. The fundamental policy of the Board is to provide the Company's executive officers with competitive compensation opportunities based upon their contribution to the development and financial success of the Company and their personal performance. It is the Board's objective to have a portion of each executive officer's compensation contingent upon the Company's performance as well as upon his or her own level of performance. Accordingly, the compensation package for each executive officer is comprised of three elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry, (ii) a cash bonus which is designed to motivate the executive officers to achieve specific performance goals which are established by the Company and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders.

     Factors. The principal factors which the Board considered in ratifying the components of each executive officer's compensation package for 2000 are summarized below. The Board may, however, in its discretion apply entirely different factors in setting executive compensation for future years.

     - Base Salary. The base salary for each executive officer is determined on the basis of the following factors: experience; personal performance; the salary levels in effect for comparable positions within and outside the industry; and internal base salary comparability considerations. The weight given to each of these factors differs from individual to individual, as the Board deems appropriate.

     - Bonus. The annual incentive bonus payable to each of the executive officers is determined on the basis of the following factors: experience; specific position; and achievement of objective and/or subjective goals established by the Company.

     - Long-Term Incentive Compensation. Long-term incentives are provided through stock option grants. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company. Each grant allows the individual to acquire shares of the Company's common stock at a fixed price per share over a specified period of time. Each option generally becomes exercisable in installments over a three- or four-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting period, and then only if the market price of the underlying shares appreciates over the option term.

     The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the officer's current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term and the individual's personal performance in recent periods. The Board also considers the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Board does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers.

     CEO Compensation. Compensation for Tod Johnson's services as Chief Executive Officer is paid under the terms of a management services agreement between the Company and NPD, of which Mr. Johnson is also the Chief Executive Officer. The terms of the Management Services Agreement are described under "Certain Relationships and Related Transactions". Mr. Johnson has declined any bonus or long-term incentive compensation. The Board considers the amounts paid to Mr. Johnson for his services to the Company to be reasonable under the circumstances.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. The limitation applies only to compensation that is not considered to be performance-based. The non-performance based compensation paid to the Company's executive officers for the 2000 fiscal year did not exceed the $1 million limit per officer, nor is it expected that the non-performance based compensation to be paid to the Company's executive officers for fiscal year 2001 will exceed that limit. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Board has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Board will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

                                          Board of Directors
                                          Kurt Abrahamson
                                          Jeffrey Ballowe
                                          Gene DeRose
                                          William Helman
                                          Tod Johnson
                                          Robert Kavner
                                          Stig Kry
                                          James Mortensen
                                          Andrew Parsons
                                          Randy Pausch

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board reviews the financial reporting process, the system of internal control, the audit process and our process for monitoring compliance with laws and regulations. All of the Audit Committee members satisfy the definition of independent director as established in the National Association of Securities Dealers Listing Standards. The Board adopted a written charter for the Audit Committee on March 28, 2000, a copy of which is on file with the Securities and Exchange Commission as Appendix A to last year's proxy statement.

     The Audit Committee reviewed our financial statements with our Board of Directors and discussed with Ernst & Young LLP, our independent auditors, the matters required to be discussed by Statement of Auditing Standard No. 61. The Audit Committee received from Ernst & Young the written disclosures required by Independence Standards Board Standard No. 1 and discussed with them their independence. The Audit Committee discussed with the Company's independent auditors the overall scope and plan for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. After reviewing and discussing the financial statements, the Audit Committee recommended to the Board of Directors, and the Board has approved, that they be included in the Company's Annual Report on Form 10-K.

     This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

                                          Audit Committee
                                          William Helman
                                          Stig Kry
                                          James Mortensen

                     COMPARATIVE PERFORMANCE BY THE COMPANY

     The Securities and Exchange Commission requires the Company to present a chart comparing the cumulative total stockholder return on its common stock with the cumulative total stockholder return of (i) a broad equity market index and
(ii) a published industry index or peer group. Although the chart would normally be for a five-year period, the common stock of the Company began trading publicly on May 7, 1999 and, as a result, the following chart commences as of such date. This chart compares the common stock with (i) the NASDAQ Stock Market-United States Index and (ii) the SIC Code Index. The peer group represented in the graph includes the corporations (other than Jupiter Media Metrix) that are in the Business Services Group and who make up the Company's SIC Code Index, a published index of which the Company's group code is 7389. The Company has adopted the NASDAQ Stock Market-United States Index as a broad market comparative index in lieu of the Russell 2000 Index used in last year's Comparison of Cumulative Total Return chart.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                       AMONG JUPITER MEDIA METRIX, INC.,
                            THE NASDAQ STOCK MARKET
                               AND SIC CODE INDEX

                                                      JUPITER MEDIA               NASDAQ STOCK
                                                       METRIX INC.                MARKET (U.S.)                PEER GROUP
                                                      -------------               -------------                ----------
5/7/99                                                   100.00                      100.00                      100.00
12/99                                                     78.46                      163.08                       86.74
12/00                                                     20.44                       98.14                       25.37

---------------------------------------------------------------------------------------------------------
                                                                 5/7/99        12/31/99       12/31/00
---------------------------------------------------------------------------------------------------------
 Jupiter Media Metrix, Inc.                                      100.00          78.46         20.44
 Peer Group                                                      100.00          86.74         25.37
 NASDAQ Stock Market                                             100.00         163.08         98.14

---------------
* $100 INVESTED ON MAY 7, 1999 IN STOCK OR INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MANAGEMENT SERVICES AGREEMENT

     The Company entered into a management services agreement with NPD and Tod Johnson on September 30, 1998. Mr. Johnson is the Chief Executive Officer and principal stockholder of NPD. Services which NPD provides to the Company, if needed, include:

     - support of the operation and administration of the Company's panel, including recruitment, operation and compensation of the panel;

     - access to panelists in NPD's panels;

     - data capture and editing of data;

     - data base structuring and storage of data;

     - processing of reports and client support;

     - provision of systems support and development as necessary;

     - provision of computer time, storage and printing as reasonably necessary in connection with the provision of the services specified in the preceding items;

     - support in connection with client service and sales;

     - office space and facilities within NPD leased facilities; and

     - the provision of NPD's hardware ownership survey.

     The management services agreement may be terminated by either party with 90 days' prior written notice, except that NPD may not terminate the management services agreement prior to March 31, 2002. When the management services agreement is terminated, NPD will provide the Company a perpetual, royalty free, non-forfeitable license of all data and documentation in its possession and developed during the performance of the services relating to the Company's business. The Company has also agreed to provide NPD with a reciprocal license relating to data and documentation which it generates during the performance of the services relating to the Company's business.

     NPD and Mr. Johnson have also agreed that during the term of the management services agreement and for a period of two years after its termination, neither NPD nor Mr. Johnson will enter into the field of audience measurement for digital on-line media and measurement of usage of computer software and personal computers, except for investments in publicly traded companies not to exceed 10% of any company's outstanding capital stock.

     As compensation for the services provided by NPD, the Company pays NPD on a monthly basis an amount equal to all expenses reasonably incurred by NPD in the performance of its duties under the management services agreement, plus 105% of the sum of (1) the amount of NPD's overhead allocable to the Company and (2) service charges such as computer rent, mail handling and printing and postage. NPD charged the Company approximately $3.0 million under the management services agreement in 2000, compared to $2.7 million in 1999.

     On May 12, 1999, the Company and NPD amended and restated the management services agreement to provide that NPD will be reimbursed $15,000 per month, or $180,000 per year, for Mr. Johnson's services. NPD was reimbursed $180,000 for Mr. Johnson's services in 2000. This amount represents all compensation to NPD for the services provided to the Company by Mr. Johnson during 2000. Mr. Johnson provided services to NPD in addition to those related to the Company and was compensated for those services. Compensation paid by NPD to Mr. Johnson exceeded the amounts paid by the Company to NPD.

SERVICES AGREEMENT

     The Company entered into a services agreement with NPD as of September 30, 1998, which replaced a prior services agreement having substantially similar terms. Pursuant to this agreement the Company granted NPD and its affiliates access to its databases for any business purpose of NPD and its affiliates which is not in direct competition with the Company's business. The Company also granted NPD a non-exclusive license to use certain computer software owned by it which is used for Internet audience measurement. In addition, the Company agreed not to license its software to anyone else who will use the software to compete with NPD. Under the terms of the services agreement, the Company receives a monthly fee of $2,500 plus expenses. In 2000, the Company received an aggregate of $30,000 in fees and no reimbursed expenses. The services agreement is terminable by mutual consent of the parties or on 120 days' prior written notice by either party.

LICENSE AGREEMENT

     The Company entered into a license agreement dated as of November 5, 1998 with NPD, which replaced a prior license agreement having substantially similar terms. NPD granted the Company an exclusive, non-transferable, perpetual, worldwide license to use some of its computer software solely in connection with the operation of the Company's metering system. This software enables the Company to construct its databases from the data collected from the Company's panelists. The Company pays NPD licensing fees of $11,000 per month payable quarterly, or $132,000 per year. In 2000, the Company paid NPD an aggregate of $132,000 in licensing fees. The license is terminable by NPD on the Company's breach of the terms of the agreement, such as failure to pay the license fees, or bankruptcy.

LEASE ARRANGEMENTS

     The Company entered into a sublease agreement dated as of March 1, 2000 with NPD for the sixth floor of 352 Park Avenue South, New York, New York. Under this agreement, NPD will sublease to the Company the entire sixth floor of 352 Park Avenue South. The sublease shall last for a term of ten years. Under the sublease, the Company pays to NPD an annual rent of $391,000 for the first five years of the term and $414,000 for the remainder of the term. Annual rent is equal to the amount paid by NPD under their lease with the owner of 325 Park Avenue South. As consideration for NPD extending its credit to the Company under their lease, the Company has proposed to sublease to NPD, at a discount to the current market value, some of the Company's other leased properties in Manhattan. The terms of this agreement have not yet been finalized.

OTHER

     Robert Kavner, one of the Company's directors, is also a director of FleetBoston Financial Corporation. Two affiliates of FleetBoston Financial Corporation have contracts with the Company. Jeffrey Ballowe, one of the Company's directors, is also a director of NBCi, Onvia.com and VerticalNet, each of which has contracts with the Company.

                                   FORM 10-K

     The Company will mail without charge, upon written request, a copy of its Annual Report on Form 10-K, including the financial statements and list of exhibits. Requests should be sent to the attention of investor relations at the Company's executive offices, located at 21 Astor Place, 6th Floor, New York, New York 10003.

     Information required by Item 13(a) of Schedule 14A is hereby incorporated by reference from the Company's Annual Report on Form 10-K.

                                 OTHER BUSINESS

     The Board knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ Alan Shapiro
                                          Alan Shapiro,
                                          Secretary

New York, New York
April 12, 2001

                           JUPITER MEDIA METRIX, INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 16, 2001

       (THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY)

The undersigned stockholder of Jupiter Media Metrix, Inc. hereby appoints Tod Johnson and Jean Robinson, and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Annual Meeting of Stockholders of Jupiter Media Metrix, Inc. to be held at 1633 Broadway, 46th Floor, New York, New York 10019 on May 16, 2001 at 10:00 a.m. (New York time).





                                                                   -------------
                                                                    SEE REVERSE
                                                                       SIDE
                                                                   -------------

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE



                                                    WITHHOLD        FOR ALL
                                     FOR ALL          ALL           EXCEPT:
1.  Election of Directors             [   ]          [   ]           [   ]
    (for terms as
    described in the
    Proxy Statement)


                                     NOMINEES:  (01) William Helman
                                                (02) Robert Kavner
                                                (03) Stig Kry
                                                (04) Andrew Parsons


INSTRUCTION: To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.

______________________________________________________
                                                                   ABSTAIN WITH
                                          FOR        AGAINST        RESPECT TO
2.  RATIFICATION OF SELECTION OF         [   ]        [   ]            [   ]
    INDEPENDENT AUDITORS


    proposal to ratify the selection of Ernst & Young LLP, independent auditors, as auditors of the Company as described in the Proxy Statement.


3. IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.


    UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.








Signature __________________________________________________DATE________________


Signature (JOINT OWNERS)____________________________________DATE________________

Please date and sign exactly as your name appears on the envelope in which this material was mailed. If shares are held jointly, each stockholder should sign. Executors, administrators, trustees, etc. should use full title and, if more than one, all should sign. If the stockholder is a corporation, please sign full corporate name by an authorized officer. If the stockholder is a partnership, please sign full partnership name by an authorized person.